                   THORNBURG MORTGAGE REPORTS 2Q EPS OF $0.67;
                           DECLARES $0.62 2Q DIVIDEND

                                   ----------

>>       2Q '03 EPS UP OVER 6% YEAR-OVER-YEAR

>>       QUARTERLY DIVIDEND INCREASES TO $0.62, A 9% INCREASE OVER PRIOR YEAR

>>       2Q MORTGAGE ORIGINATION ACTIVITY UP 81% YEAR-OVER-YEAR

>>       TOTAL ASSETS INCREASED TO $15.2 BILLION; UP 69% OVER 2Q 2002

>>       93% OF ASSETS RATED AA OR BETTER



         SANTA FE, NM, JULY 22, 2003 -- Thornburg Mortgage, Inc. (NYSE: TMA) reported record net income for the quarter ended June 30, 2003 of $41.6 million, or $0.67 per common share, as compared to $27.9 million, or $0.63 per common share, for the quarter ended June 30, 2002, representing a year-over-year increase of 6% on a per common share basis. Taxable earnings for the quarter are estimated to be $0.70 per common share, compared to $0.65 per common share in the same quarter a year ago.

         Simultaneous with the earnings announcement, the company's Board of Directors declared a second quarter dividend of $0.62 per common share, payable on August 18, 2003 to shareholders of record on August 5, 2003. This dividend represents a 9% increase over the year-earlier period and a 3% increase over the first quarter of 2003.

         Garrett Thornburg, chairman and chief executive officer, remarked, "Since the second quarter of 2000, we have increased the dividend 10 times for a total increase of 170%, including five increases in the last six quarters. Given where our stock is trading today, we are providing shareholders with a dividend yield in excess of 9%. We remain confident in our ability to maintain the current dividend level and to meeting our long-term objective of delivering, at a minimum, a 15% total annual return to shareholders over time."

        Larry Goldstone, president and chief operating officer, remarked, "We experienced another terrific quarter posting continued solid operating results. Net income reached a new high for the eighth consecutive quarter and earnings per share increased 6% year-over-year. Our ability to meet our stated objectives of maintaining strong operating margins and growing earnings per share and dividends by 5% annually in today's challenging refinance market is a testament to our diversified acquisition strategy. The purchase of hybrid ARMs and our ability to originate our own assets has allowed us to generate attractive portfolio spreads while reducing our average asset acquisition costs."

         Mr. Goldstone stated, "During the quarter we also strengthened our balance sheet and improved our earnings prospects in a number of meaningful ways. Total assets increased 69% over the past 12 months, and 22% over the first quarter of 2003. This growth was partially attributable to two notable transactions completed during the quarter that enhanced and strengthened our capital position. In April, we completed a loan securitization in which we financed $1.1 billion of our loans, in a non-recourse capital markets transaction, through the issuance of AAA-rated collateralized long-term debt. This transaction required significantly less capital than would be required if we financed these assets using traditional reverse repurchase agreement financing, thereby freeing up approximately $70 million of equity that supported additional asset growth."

         Mr. Goldstone, continued, "Additionally, in May we issued $200 million of 10-year senior unsecured notes. Similar to the long-term collateralized debt transaction, the senior note issuance has enhanced our liquidity position and our asset growth capacity. Both of these transactions were significant, because they enhanced the company's ability to finance additional mortgage assets without increasing our equity capital base. The net benefit going forward is two-fold. First, we reduce our exposure to recourse financing. Second, we should experience improved earnings given the increased size of our balance sheet and improved utilization of our equity capital."

         Mr. Goldstone added, "The growth in our balance sheet was also due to accretive capital raises achieved through our dividend reinvestment and stock purchase plan and controlled equity offering program. During the second quarter we raised net equity proceeds of $56.4 million at an average net share price of $23.67. Our volume weighted average share price during the quarter was $24.08. These programs allowed us to raise equity capital at a cost of less than 2% during the quarter, a meaningful accomplishment. Year-to-date we have raised net proceeds of $178.7 million, and are on track to meet our $300 million capital-raising goal for the year."

         Mr. Goldstone concluded, "At the end of the second quarter, and as a result of our continued success at raising new equity capital, historical book value (excluding unrealized market value adjustments described as other comprehensive income), improved to $17.79 per share versus $16.64 per share at June 30, 2002, which represents a 7% increase in book value per share year-over-year. Book value (including the unrealized market value loss of $113.1 million) was $15.95, as compared to $15.64 for the quarter ended June 30, 2002."

         Commenting on the mortgage origination program, Joseph Badal, chief executive officer of Thornburg Mortgage Home Loans, Inc. ("TMHL"), the company's mortgage lending subsidiary, said, "We continue to reap the benefits of a historically low interest rate environment. During the first six months of this year we closed $1.7 billion in loans, including $814.1 million in the second quarter. That's almost twice the $849.4 million we originated in the first six months of last year. At the current pace, we are confident we will reach our projected origination goal of $2.6 to $2.8 billion for the year. In addition, mortgage origination volumes remain solid with $759.0 million of loans in the pipeline at June 30, 2003, most of which we expect will close in the third quarter."

         Mr. Badal continued, "Though refinance activity remains strong, we have been successful at retaining our customers through our loan modification program. In the second quarter we modified 298 loans representing $167.2 million. Both the borrower and the company win with this program. The borrower gets a lower rate for their loan for a modest fee and minimal paperwork, and we receive a service fee of $1,000 per million borrowed, an eighth percent over our quoted interest rate, and we retain the borrower relationship. In today's environment, modifying our customers' loans provides us with a more profitable source of assets for our portfolio than new origination or wholesale acquisition opportunities." At June 30, 2003, TMHL had an additional $326.6 million of loan modifications in process.

         The company actively manages credit risk inherent in acquiring and originating residential mortgage loans by adhering to stringent loan underwriting criteria. Borrower credit quality remains exceptional, as is reflected in the company's 60-day plus delinquent loans, which amounted to 0.09% on $5.3 billion of securitized and unsecuritized loans, compared to 1.51% for the industry as a whole. The company has not realized a loan loss for six quarters, and since 1998 has experienced cumulative credit losses of just $174,000. At June 30, 2003, loan loss reserves totaled $15.9 million.

         TMHL currently offers single-family residential mortgages through approximately 120 correspondent lenders across the country and directly to borrowers in 43 states and the District of Columbia. The company's ultimate goal is to originate loans in all 50 states. TMHL has a $3.1 billion servicing portfolio, representing 6,990 customers. This growing customer base should have a positive impact on future profitability as we pursue other income opportunities.

         Second quarter operating results once again reached record levels. Net income grew to $41.6 million and net interest income grew to $54.0 million, up 49% and 46%, respectively, from a year ago. Return on common equity for the second quarter was 15.5% compared to 16.0% for the year ago period. The average portfolio margin was 1.64% in the second quarter compared to 1.88% in both the same quarter a year ago and for the quarter ended March 31, 2003. The company's average cost of funds during the quarter was 2.73%, down from 2.82% in the prior quarter and 3.35% for the quarter ended June 30, 2002. The average ARM portfolio yield decreased to 4.14% from 4.44% during the quarter as ARM assets reset lower in the current interest rate environment.

         Richard Story, chief financial officer, commented, "The decline in portfolio margin is, in part, due to the issuance of the long-term collateralized debt and senior notes, which increased our cost of funds and, simultaneously, increased our ability to carry additional assets. This change in financing strategy will make historical information less comparable. In addition, by quarter end we had not yet received the full benefit of the reduction in short-term borrowing rates, and anticipate that our cost of funds will decline further in future quarters. Lastly, we have been modestly affected by the reinvestment of prepaid and refinanced loans in our portfolio, a natural consequence of a low interest rate environment. That said, going forward, we expect to operate with a greater level of assets in relation to our equity capital base than we have historically, which should provide greater profitability despite narrower margins."

         Mr. Story continued, "Our balance sheet grew to $15.2 billion in the second quarter, compared to $8.9 billon as of June 30, 2002, and averaged $13.2 billion during the quarter. During the quarter we acquired or originated $4.3 billion of new ARM assets at an average purchase price of 101.4%. The portfolio prepayment rate averaged 31% Constant Prepayment Rate (CPR) for the second quarter, down from 32% CPR in the previous quarter, but up from 26% CPR in the second quarter of 2002. At June 30, 2003, the book price, excluding unrealized gains and losses, at which we were holding our ARM assets was 101.20%, up slightly from 101.03% in the first quarter of 2003. As a result, the premium amortization associated with prepayment activity is not having a material adverse impact on earnings."

         Mr. Story added, "We continue to actively manage interest rate risk by match funding our assets and liabilities. Hybrid ARMs accounted for $4.0 billion of the $4.3 billion in new ARM assets we acquired, and now represent 78% of our portfolio. Because the hybrid ARMs have an initial fixed interest rate period, we fund them with comparable duration fixed rate borrowings. At June 30, 2003, we had secured $7.6 billion of fixed rate financing having an average maturity of 3.0 years. The calculated duration mismatch, or gap, on this portion of the portfolio was approximately one month. The smaller the duration gap, the less impact interest rate changes will have on earnings. The remaining 22% of the portfolio consisted of traditional ARM assets that reprice in a year or less. These assets are funded with short-term borrowings such that the repricing mismatch on this portion of the portfolio was 57 days at June 30, 2003."

         The company continues to maintain strong credit quality. At June 30, 2003, 93.3% of ARM assets were rated AAA, AA, or guaranteed by Fannie Mae or Freddie Mac. An additional 5.6% consisted of loans that were pending securitization. Mr. Story explained, "Once we have sufficient size, we securitize the loans we originate or acquire into pools of high credit quality ARM assets, which we then retain in our portfolio. Historically, over 99% of these securitized assets have been rated BBB or better. Securitizing our loans and maintaining high asset quality standards reduces our cost of capital and maximizes our ability to obtain financing through the credit cycle."

         The company will host a dial-in conference call on Wednesday, July 23, 2003 at 10:30 a.m. (EDT), to discuss its 2003 second quarter results. The teleconference dial-in number is (888) 273-9889. A replay of the call will be available beginning at 2:00 p.m. on July 23, 2003 and ending at midnight on July 30, 2003. The replay dial-in number is (800) 475-6701, access code 689477. The conference call will also be web cast live through a link at the company's web site at www.thornburgmortgage.com.

         Shareholders interested in reinvesting their dividends or purchasing stock direct from Thornburg Mortgage may do so through the company's Dividend Reinvestment and Stock Purchase Plan by contacting American Stock Transfer & Trust Company, the company's Plan Administrator, at 1-877-366-6442 (toll free), or by contacting the company. The company currently offers a 2% discount on shares purchased through the Plan.

         Thornburg Mortgage is a single-family residential mortgage lender focused principally on the jumbo segment of the mortgage market. Backed by a sizeable balance sheet of $15.2 billion in assets, the company seeks to deliver attractive dividend income and steady growth for its shareholders through the acquisition and origination of high credit quality adjustable-rate mortgage assets. Capitalizing on its innovative lending model and REIT tax structure, Thornburg Mortgage is an efficient provider of specialized mortgage loan products for borrowers with excellent credit, and is positioned to become one of the top 50 mortgage lenders in the country. We invite you to visit the company's website at www.thornburgmortgage.com.

                                      # # #

         Certain matters discussed in this news release may constitute forward-looking statements within the meaning of the federal securities laws. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including general economic conditions, interest rates, the availability of ARM securities and loans for acquisition and other risk factors outlined in the company's SEC reports and the annual report on Form 10-K.

         Contact:  Leanne L. Gallagher @ (505) 989-1900
                   investorrelations@thornburg.com

                            THORNBURG MORTGAGE, INC.
                             STATEMENT OF OPERATIONS
                  (Amounts in thousands, except per share data)

                               FOR QUARTERS ENDED:

                                                             June 30, 2003         June 30, 2002
                                                            ---------------       ---------------
Interest income from ARM assets and cash                    $       136,183       $        96,439
Interest expense on borrowed funds                                  (82,166)              (59,482)
                                                            ---------------       ---------------
NET  INTEREST  INCOME                                                54,017                36,957

Gain on ARM assets                                                    2,580                    84
Fee income                                                              637                    37
Hedging expense                                                        (220)                 (622)
Management fee                                                       (2,686)               (1,902)
Performance fee                                                      (6,783)               (3,721)
Long-term incentive awards                                           (3,075)                 (932)
Other operating expenses                                             (2,845)               (1,963)
                                                            ---------------       ---------------

NET INCOME                                                  $        41,625       $        27,938
                                                            ===============       ===============

Net income                                                  $        41,625       $        27,938
Dividends on Series A preferred stock                                (1,670)               (1,670)
                                                            ---------------       ---------------

Net income available to common shareholders                 $        39,955       $        26,268
                                                            ===============       ===============

Basic earnings per share:
     Net income                                             $          0.67       $          0.63
     Average number of shares outstanding                            59,879                41,950
                                                            ===============       ===============

Diluted earnings per share:
     Net income                                             $          0.67       $          0.63
     Average number of shares outstanding                            62,639                41,950
                                                            ===============       ===============

Dividends declared per common share                         $          0.62       $          0.57

Noninterest expense as a percent
     of average assets                                                 0.47%                 0.43%

                            THORNBURG MORTGAGE, INC.
                             STATEMENT OF OPERATIONS
                  (Amounts in thousands, except per share data)

                              FOR SIX MONTHS ENDED:


                                                             June 30, 2003          June 30, 2002
                                                            ---------------       ---------------
Interest income from ARM assets and cash                    $       259,379               175,866
Interest expense on borrowed funds                                 (153,328)             (107,285)
                                                            ---------------       ---------------
NET INTEREST INCOME                                                 106,051                68,581

Gain on ARM assets                                                    2,580                    87
Fee Income                                                              941                    42
Hedging expense                                                        (397)                 (936)
Management fee                                                       (5,171)               (3,546)
Performance fee                                                     (12,970)               (6,914)
Long-term incentive awards                                           (4,744)               (1,479)
Other operating expenses                                             (5,591)               (3,604)
                                                            ---------------       ---------------


NET INCOME                                                  $        80,699       $        52,231
                                                            ===============       ===============


Net income                                                  $        80,699       $        52,231
Dividends on Series A preferred stock                                (3,340)               (3,340)
                                                            ---------------       ---------------

Net income available to common shareholders                 $        77,359       $        48,891
                                                            ===============       ===============

Basic earnings per share:
     Net income                                             $          1.34       $          1.25
     Average number of shares outstanding                            57,767                39,199
                                                            ===============       ===============

Diluted earnings per share:
     Net income                                             $          1.33       $          1.25
     Average number of shares outstanding                            60,527                39,199
                                                            ===============       ===============


Dividends declared per common share                         $          1.22       $          1.10

Noninterest expense as a percent
     of average assets                                                 0.47%                 0.43%

                            THORNBURG MORTGAGE, INC.
                                  BALANCE SHEET
                             (Amounts in thousands)


                                                                       June 30, 2003      December 31, 2002
                                                                      ---------------     -----------------

ASSETS

     Adjustable-rate mortgage ("ARM") assets:
         ARM securities:
           Thornburg securitized ARM Loans                            $     3,573,134      $     2,792,323
           Purchased ARM Securities                                         9,380,720            6,543,320
                                                                      ---------------      ---------------
               ARM Securities                                              12,953,854            9,335,643
                                                                      ---------------      ---------------

         Collateral for long-term collateralized debt                         981,513              289,783
         ARM loans held for securitization                                    832,645              709,787
                                                                      ---------------      ---------------
                                                                           14,768,012           10,335,213
                                                                      ---------------      ---------------

     Cash and cash equivalents                                                311,080              122,220
     Interest rate swap and cap agreements                                      5,845                   --
     Accrued interest receivable                                               60,221               47,435
     Prepaid expenses and other                                                 7,641                8,064
                                                                      ---------------      ---------------
                                                                      $    15,152,799      $    10,512,932
                                                                      ===============      ===============

LIABILITIES

     Reverse repurchase agreements                                    $    12,085,280      $     8,425,729
     Long-term collateralized debt                                            967,485              255,415
     Whole loan financing facilities                                          614,503              589,081
     Interest rate swap agreements                                            184,946              142,531
     Senior notes                                                             194,340                   --
     Payable for assets purchased                                                  --              202,844
     Accrued interest payable                                                  22,821               17,234
     Dividends payable                                                          1,670               32,536
     Accrued expenses and other                                                35,724               14,520
                                                                      ---------------      ---------------
                                                                           14,106,769            9,679,890
                                                                      ---------------      ---------------

SHAREHOLDERS' EQUITY

     Preferred stock: par value $0.01 per share;
         2,760 shares authorized, issued and outstanding                       65,805               65,805
     Common stock: par value $0.01 per share;
         497,218 shares authorized, 61,453 and 52,763
         shares issued and outstanding, respectively                              615                  528
     Additional paid-in-capital                                             1,057,637              878,929
     Accumulated other comprehensive loss                                    (113,097)            (105,254)
     Notes receivable from stock sales                                         (7,017)              (7,437)
     Retained earnings                                                         42,087                  471
                                                                      ---------------      ---------------
                                                                            1,046,030              833,042
                                                                      ---------------      ---------------

                                                                      $    15,152,799      $    10,512,932
                                                                      ===============      ===============